Exhibit 8.2

UCP Inc.

99 Almaden Boulevard

Suite 400

San Jose, California 95113

June 21, 2017

Ladies and Gentlemen:

We have acted as counsel to UCP Inc., a Delaware corporation (the “Company”), in connection with a proposed transaction whereby the Company will merge with and into Casa Acquisition Corp., a Delaware corporation (“Merger Sub”), a direct wholly-owned subsidiary of Century Communities, Inc., a Delaware corporation (“Parent”), with the Merger Sub surviving (the “Merger”), pursuant to the Agreement and Plan of Merger dated April 10, 2017 by and among Parent, Merger Sub and the Company (the “Merger Agreement”). At your request and in connection with the registration statement on Form S-4 filed with the Securities Exchange Commission (the “SEC”) on May 5, 2017 as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion concerning the material United States federal income tax consequences of the Merger.

In rendering our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the Registration Statement and certain statements, representations, warranties, covenants and information made by representatives of Parent, the Company and their respective subsidiaries, including the accuracy and completeness of all representations and covenants set forth in the representation letter issued on (i) June 21, 2017 by an officer of Parent on behalf of Parent (the “Parent Representation Letter”) and (ii) June 21, 2017 by an officer of the Company on behalf of the Company (the “Company Representation Letter” and, with the Parent Representation Letter, the “Representation Letters”) and we have assumed that the Representation Letters will be re-executed by appropriate officers at the Effective Time (as defined in the Merger Agreement). We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the Merger Agreement (including all schedules, exhibits or other attachments thereto) pursuant to which the Merger will be effected and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below (all such documents described in this paragraph, the “Transaction Documents”).

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are and will continue, through the Effective Time, to be true, correct and complete, and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of Parent, the Company and their respective subsidiaries, including those set forth in the Transaction Documents as of the date hereof and at all relevant times in the future. We have assumed that the Merger will be consummated in the manner contemplated by the Transaction Documents. In addition, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Merger. It should also be noted that such laws, the Code, the Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. Accordingly, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under current U.S. federal income tax law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement) of UCP Class A Common Stock will be as described under “Material U.S. Federal Income Tax Consequences of the Merger.”

Except as expressly set forth above, we express no other opinion. This opinion has been prepared for the Company in connection with the Merger and the Registration Statement and may not be relied upon by any other party or for any other purpose without our prior written consent.

This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                   Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP